Exhibit 10.50

SCHEDULE OF AMENDMENTS TO COMPENSATION ARRANGEMENTS FOR EXECUTIVE OFFICERS

1. Executive Compensation

Effective January 1, 2006, and pursuant to the annual review of base salary compensation approved by the Compensation Committee of the Company’s Board of Directors, base salaries for its executive officers were increased to the amounts shown in the table below:

Name	Position	Currency of Salary	Revised Annual Base Salary Effective January 1, 2006
Dr. David Fyfe	Chief Executive Officer	U. S. Dollars	480,690
Daniel Abrams	Chief Financial Officer	British Pounds	187,775
Dr. Jeremy Burroughes	Chief Technical Officer	British Pounds	159,805
Dr. SB Cha (1)	Vice-President, Commercial	U. S. Dollars	280,000
Dr. Scott Brown	Vice-President, Research	British Pounds	164,743
Stephen Chandler	Vice-President, Legal and Intellectual Property	British Pounds	200,619

(1)	Dr. Cha entered into a new employment agreement with us effective February 1, 2006 and the salary shown was effective from that date.

2. Overseas Benefits Agreement with Dr. David Fyfe

The Company has noted that Dr. David Fyfe’s Employment Agreement was amended in August 2004 to change its expiration date from August 2005 to August 2007. Dr. Fyfe’s Overseas Benefits Agreement covers his assignment to the United Kingdom and this agreement terminates three months after the Company notifies Dr. Fyfe that his assignment to the United Kingdom is terminated. For the avoidance of doubt, and notwithstanding the provision in the Overseas Benefits Agreement for that agreement to expire in August 2005, the Company has confirmed to Dr. Fyfe that, as was the intention of both Dr. Fyfe and the Company in August 2004, the Overseas Benefits Agreement was extended to be coterminous with his Employment Agreement at that time.